                                                                   EXHIBIT 99.3

INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Income Fund Ltd., L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at
Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/S/ DELOITTE & TOUCHE LLP


February 1, 1996


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1995 AND 1994
------------------------------------------------------------------------------------------------------------
                                                                                      1995          1994
                                                                                  ------------  ------------

ASSETS

CASH AND CASH EQUIVALENTS (Notes 2 and 3)                                           $  656,904    $  744,883

ACCOUNTS RECEIVABLE (Note 2)                                                           117,000       108,981

INVESTMENT PROPERTY (Notes 1, 2 and 4):
  Land                                                                               1,946,169     1,946,169
  Buildings and improvements                                                         8,254,994     7,958,613
                                                                                  ------------  ------------
                                                                                    10,201,163     9,904,782
  Less accumulated depreciation                                                      4,063,922     3,772,564
                                                                                  ------------  ------------
                                                                                     6,137,241     6,132,218
                                                                                  ------------  ------------
DEFERRED EXPENSES - At amortized cost (Note 2)                                         117,880       121,640
                                                                                  ------------  ------------
TOTAL                                                                               $7,029,025    $7,107,722
                                                                                  ============  ============

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                                             $   72,550    $   72,645
  Accrued real estate taxes                                                            152,265       158,345
  Refundable tenant deposits                                                           110,121        98,962
  Mortgage note payable (Note 4)                                                     1,326,600     1,387,200
                                                                                  ------------  ------------

           Total liabilities                                                         1,661,536     1,717,152

PARTNERS' EQUITY                                                                     5,367,489     5,390,570
                                                                                  ------------  ------------
TOTAL                                                                               $7,029,025    $7,107,722
                                                                                  ============  ============

See notes to financial statements.



NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

REVENUES:
  Rental and other income (Notes 2 and 5)                             $1,688,761   $1,430,841     $1,467,106
  Interest                                                                18,535       18,695         14,034
                                                                    ------------  ------------  ------------
          Total revenues                                               1,707,296    1,449,536      1,481,140

EXPENSES:
  Interest                                                               135,108      116,278        104,662
  Depreciation and amortization (Note 2)                                 495,353      436,603       417,209
  Real estate taxes                                                      200,374      208,179        207,304
  Property management fees - related party (Note 2)                      102,349       85,581         88,259
  Repairs and maintenance                                                118,917       99,651        120,325
  Utilities                                                              120,171      117,897        123,055
  Other operating expenses (includes $25,000 in 1995,
    1994 and 1993 to related party) (Note 2)                             347,248      378,724        392,846
                                                                    ------------  ------------  ------------
          Total expenses                                               1,519,520    1,442,913      1,453,660
                                                                    ------------  ------------  ------------

NET INCOME                                                            $  187,776   $    6,623     $   27,480
                                                                    ============  ============  ============

NET INCOME (LOSS) ALLOCATION:
  General partners                                                    $   20,680   $    18,853    $      278
  Limited partners                                                       167,096      (12,230)        27,202

LIMITED PARTNERS DATA (Note 2):
  Net income (loss) per unit                                          $    11.01   $    (0.80)    $     1.79
                                                                    ============  ============  ============

  Cash distributions - investment income per unit                     $    11.01   $       --     $     1.79
                                                                    ============  ============  ============

  Cash distributions - return of capital per unit                     $     1.49   $     12.50    $       --
                                                                    ============  ============  ============


  Weighted average limited partnership units outstanding                  15,180       15,180         15,180
                                                                    ============  ============  ============

See notes to financial statements.



NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                      Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  JANUARY 1, 1993                                                    $5,651,150    $  (83,833)   $5,567,317

  Net income                                                             27,202           278        27,480
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 31, 1993                                                   5,678,352       (83,555)    5,594,797

  Net income (loss)                                                     (12,230)       18,853         6,623

  Cash distributions                                                   (189,750)      (21,100)     (210,850)
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 31, 1994                                                   5,476,372       (85,802)    5,390,570

  Net income                                                            167,096        20,680       187,776

  Cash distributions                                                   (189,767)      (21,090)     (210,857)
                                                                    ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 31, 1995                                                  $5,453,701    $  (86,212)   $5,367,489
                                                                    ============  ============  ============

See notes to financial statements.



NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------

                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                           $187,776      $  6,623      $ 27,480
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                      439,626       390,259       380,060
      Amortization of deferred expenses                                  55,727        46,344        37,149
      Net changes in accounts affecting operations:
        Accounts receivable                                              (8,019)       51,463         7,468
        Deferred expenses                                               (51,967)      (68,355)      (36,265)
        Accounts payable and accrued expenses                               (95)       33,079       (21,151)
        Accrued real estate taxes                                        (6,080)       (2,394)       (2,895)
        Refundable tenant deposits                                        11,159       33,800         2,137
                                                                    ------------  ------------  ------------
          Net cash provided by operating activities                     628,127       490,819       393,983
                                                                    ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Additions to investment property                                     (444,649)     (310,209)     (173,530)
                                                                    ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                       (210,857)     (210,850)           --
  Payments on mortgage note payable                                     (60,600)      (56,400)      (56,400)
                                                                    ------------  ------------  ------------
          Net cash used in financing activities                        (271,457)     (267,250)      (56,400)
                                                                    ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    (87,979)      (86,640)      164,053

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            744,883       831,523       667,470
                                                                    ------------  ------------  ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                 $656,904      $744,883      $831,523
                                                                    ============  ============  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid for interest                                               $135,443      $113,958      $104,662
                                                                    ============  ============  ============

See notes to financial statements.


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
-------------------------------------------------------------------------------

1.  BUSINESS

    Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downer's Grove, Illinois which generated 48.4% of rental and other income for the year ended December 31, 1995, and an office complex in Leawood, Kansas which generated 51.6% of rental and other income.

    The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza.

    The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd., L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

    The corporate general partner is a partially-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. Another individual general partner's spouse is a shareholder of Nooney Company. Nooney Company is also an economic assignee of the general partnership interests of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $102,349, $85,581 and $88,259 for the years ended December 31, 1995, 1994 and 1993, respectively. Additionally, the Partnership pays Nooney Krombach Company $25,000 annually as reimbursement for administrative services including accounting, issuing and transferring of units, data processing and investor communications.

    Investment property is recorded at the lower of cost or net realizable value.

    Buildings and improvements are depreciated over their estimated useful lives using the straight-line method.

    Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1995 accounts receivable include approximately $81,000 ($108,000 in 1994) of accrued rent which is not yet due under the terms of various lease agreements.

    Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

    Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

    For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and
    (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

    Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

    The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

    Deferred expenses consist of lease fees amortized over the terms of their respective leases.

    Certain reclassifications have been made to 1994 and 1993 amounts to conform with 1995 balances.

3.  CASH EQUIVALENTS

    Cash equivalents of $95,000 at December 31, 1995 consist of bank repurchase agreements ($450,000 in 1994).

4.  MORTGAGE NOTE PAYABLE

    The Partnership has a mortgage note payable of $1,326,600 due July 1, 1998, with interest due monthly at 1% over the bank's prime rate which was 8.5% at December 31, 1995. The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $3,283,000 at December 31, 1995. Effective July 1995, principal payments are due in monthly installments of $5,400 plus interest to July 1998 when remaining unpaid principal is due.

    In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount and estimated fair value of the Partnership's debt at December 31, 1995 are summarized as follows:

                                                       Carrying     Estimated
                                                        Amount      Fair Value
                                                     ------------  ------------

         Mortgage note payable                       $  1,326,600  $  1,326,600


    Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at December 31, 1995 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

5.  RENTAL REVENUES UNDER OPERATING LEASES

    Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1995 are as follows:

         1996                                                      $  1,523,000
         1997                                                         1,066,000
         1998                                                           568,000
         1999                                                           184,000
         2000                                                            84,000
                                                                   ------------
                   Total                                           $  3,425,000
                                                                   ============

6.  FEDERAL INCOME TAX STATUS

    The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

    Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

    The comparison of financial statement and income tax reporting is as follows:

                                                      Financial       Income
                                                      Statement         Tax
                                                     ------------  ------------

    1995:
      Net income (loss)                                $  187,776   $ (188,391)
      Partners' equity                                  5,367,489    7,801,685

    1994:
      Net income (loss)                                $    6,623   $ (416,148)
      Partners' equity                                  5,390,570    8,200,940

    1993:
      Net income (loss)                                $   27,480   $ (399,713)
      Partners' equity                                  5,594,797     8,827,938

                                   * * * * * *


NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------

The reconciliation of partners' equity (deficit) between financial statements and income tax basis is as follows:

                                                                                December 31, 1995
                                                                    ----------------------------------------
                                                                      Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance per statement of partners' equity (deficit)                 $ 5,453,701   $   (86,212)  $ 5,367,489
Add:
  Selling commissions and other offering costs not deducted for
    income tax purposes                                               1,822,322                   1,822,322
  Prepaid rents included in income for income tax purposes               (1,087)          (11)       (1,098)
  Writedown of investment property not recognized for income
    tax purposes                                                      3,050,874        31,126     3,082,000
                                                                    ------------  ------------  ------------
                                                                     10,325,810       (55,097)   10,270,713
Less:
  Excess depreciation deducted for income tax purposes                2,364,274        24,120     2,388,394
  Rent concessions not recognized for income tax purposes                79,820           814        80,634
                                                                    ------------  ------------  ------------
Balance (deficit) per tax return                                    $ 7,881,716   $   (80,031)  $ 7,801,685
                                                                    ============  ============  ============
                                                                                December 31, 1994
                                                                    ----------------------------------------
                                                                       Limited      General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance per statement of partners' equity (deficit)                 $ 5,476,372   $   (85,802)   $ 5,390,570
Add:
  Selling commissions and other offering costs not deducted for
    income tax purposes                                               1,822,322                   1,822,322
  Prepaid rents included in income for income tax purposes               14,831           151        14,982
  Writedown of investment property not recognized for income
    tax purposes                                                      3,050,874        31,126     3,082,000
                                                                    ------------  ------------  ------------
                                                                     10,364,399       (54,525)   10,309,874
Less:
  Excess depreciation deducted for income tax purposes                1,980,252        20,194     2,000,446
  Rent concessions not recognized for income tax purposes               107,392         1,096       108,488
                                                                    ------------  ------------  ------------
Balance (deficit) per tax return                                    $ 8,276,755   $   (75,815)  $ 8,200,940
                                                                    ============  ============  ============

                                                                                December 31, 1993
                                                                    ----------------------------------------
                                                                       Limited      General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance per statement of partners' equity (deficit)                 $ 5,651,150   $   (83,833)  $ 5,567,317
Add:
  Selling commissions and other offering costs not deducted for
    income tax purposes                                               1,822,322                   1,822,322
  Prepaid rents included in income for income tax purposes               18,355           196        18,551
  Writedown of investment property not recognized for income
    tax purposes                                                      3,050,874        31,126     3,082,000
                                                                    ------------  ------------  ------------
                                                                     10,542,701       (52,511)   10,490,190
Less:
  Excess depreciation deducted for income tax purposes                1,123,547        11,462     1,135,009
  Rent concessions not recognized for income tax purposes               126,242         1,288       127,530
                                                                    ------------  ------------  ------------
Balance (deficit) per tax return                                    $ 9,292,912   $   (65,261)  $ 9,227,651
                                                                    ============  ============  ============



NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1995
------------------------------------------------------------------------------------------------------------
                     Column A                           Column B                    Column C
----------------------------------------------------  ------------  ----------------------------------------
                                                                             Initial Cost to Partnership
                                                                    ----------------------------------------
                                                                                 Buildings and
                                                      Encumbrances       Land     Improvements      Total
                                                      ------------  ------------  ------------  ------------

Oak Grove Commons Office/Warehouse
  Downers Grove, Illinois                               $1,326,600    $  936,122   $ 4,282,447   $ 5,218,569

Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                                                      1,010,047     6,306,150     7,316,197
                                                      ------------  ------------  ------------  ------------

          Total                                         $1,326,600    $1,946,169   $10,588,597   $12,534,766
                                                      ============  ============  ============  ============
                      Column A                          Column D                    Column E
----------------------------------------------------  ------------  ----------------------------------------
                                                          Costs              Gross Amount at Which
                                                      Capitalized          Carried at Close of Period
                                                     Subsequent to  ----------------------------------------
                                                      Acquisition                Buildings and
                                                          <F1>           Land     Improvements      Total
                                                      ------------  ------------  ------------  ------------

Oak Grove Commons Office/Warehouse
  Downers Grove, Illinois                              $ (186,242)    $  936,122    $4,096,205   $ 5,032,327

Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                                      (2,147,361)     1,010,047     4,158,789     5,168,836
                                                      ------------  ------------  ------------  ------------

                                                      $(2,333,603)    $1,946,169    $8,254,994   $10,201,163
                                                      ============  ============  ============  ============

<F1> Amounts shown are net of assets written-off and the following writedowns:

        Leawood Fountain Plaza Office Complex           $2,389,000
        Oak Grove Commons Office/Warehouse                 693,000


                      Column A                          Column F      Column G      Column H      Column I
----------------------------------------------------  ------------  ------------  ------------  ------------
                                                                                                  Life on
                                                                                                   Which
                                                                                                Depreciation
                                                                                                 in Latest
                                                                                                   Income
                                                       Accumulated     Date of        Date      Statement is
                                                      Depreciation  Construction    Acquired      Computed
                                                      ------------  ------------  ------------  ------------

Oak Grove Commons Office/Warehouse
  Downers Grove, Illinois                               $1,749,369    1972, 1976       1/24/84      30 years

Leawood Fountain Plaza Office Complex
  (76% undivided interest),
  Leawood, Kansas                                        2,314,553    1982, 1983       2/20/85      30 years
                                                      ------------

          Total                                         $4,063,922
                                                      ============
                                                                                                  (Continued)



NOONEY INCOME FUND LTD., L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

(A) Reconciliation of amounts in Column E:

    Balance at beginning of period                                   $ 9,904,782   $ 9,757,411   $ 9,726,692

    Add - Cost of improvements                                           444,649       310,209       173,530

    Less - Cost of disposals                                             148,268       162,838       142,811
                                                                    ------------  ------------  ------------

    Balance at end of period                                         $10,201,163   $ 9,904,782   $ 9,757,411
                                                                    ============  ============  ============

(B) Reconciliation of amounts in Column F:

    Balance at beginning of period                                   $ 3,772,564   $ 3,545,143   $ 3,307,894

    Add - Provision during the period                                    439,626       390,259       380,060

    Less - Depreciation on disposals                                     148,268       162,838       142,811
                                                                    ------------  ------------  ------------
    Balance at end of period                                         $ 4,063,922   $ 3,772,564   $ 3,545,143
                                                                    ============  ============  ============

(C) The aggregate cost of real estate owned
    for federal income tax purposes                                  $13,283,163   $12,986,782   $12,839,411
                                                                    ============  ============  ============

                                                                                                  (Concluded)